Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of CytRx Corporation of our report dated March 24, 2021, with respect to the financial statements of CytRx Corporation as of December 31, 2020 and 2019, and for the years then ended, which appear in the Annual Report on Form 10-K of CytRx Corporation for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 24, 2021. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

Weinberg & Company, P.A.

Los Angeles, California

May 14, 2021